Exhibit 99.1

Access National Bank Promotes Chhaya Muth to Vice President to Continue Leading Alexandria Financial Service Center

ALEXANDRIA, Va.--(BUSINESS WIRE)--January 7, 2019--Access National Bank (“Access”) has promoted Chhaya Muth to Vice President to continue leading its fastest-growing Financial Service Center (“FSC”) in Alexandria.

“I am thrilled to be part of the Access team and contribute to our success in Alexandria,” Muth said. “I look forward to continuing to help my current clients, business partners, and prospects achieve new financial heights.”

Muth joined the Bank in 2016 upon the opening of its Alexandria FSC. Under his leadership, the Alexandria FSC is the most successful in the Bank’s history, with branch deposits exceeding $130 million before the two-year anniversary.

As a steward in the Alexandria community, Muth is a board member and the Resource Development Committee Chair for Alexandria-based nonprofit, New Hope Housing. He also serves on the board and is the Membership Committee Chair for Eisenhower Partnership, winning the organization’s Rising Star award for leading its growth in 2018.

“Alexandria is a financially-rich market and Chhaya has contributed to Access’s tremendous growth in the area in a short timeframe,” said Cindy Caldwell, SVP and Client Services Regional Executive for Access. “As we kick off 2019, we are confident Chhaya will continue his trend of success in the area to serve current and prospective clients in new ways.”

Access National Bank and its Middleburg Bank division collectively serve the needs of businesses with $1-$200 million in revenue, as well as high-net-worth individuals and families in Metro Washington, D.C. Headquartered in Reston, Virginia, Access National Bank and its Middleburg Bank division are subsidiaries of Access National Corporation, which includes divisions specializing in residential mortgage lending and trust and wealth management. Access National Corporation trades on the NASDAQ Global Market under the symbol "ANCX." Additional information is available at AccessNationalBank.com. Member FDIC.

CONTACT:
Cindy Caldwell
SVP, Client Services Regional Executive
703-871-2100